PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-96061
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)


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                        1,000,000,000 Depositary Receipts
                     Internet Architecture HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Internet Architecture HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                            Primary
                                                                              Share         Trading
                      Name of Company(1)                       Ticker        Amounts         Market
     ----------------------------------------------------      -------       --------      ---------
     3Com Corporation                                           COMS             3           NASDAQ
     Adaptec, Inc.                                              ADPT             1           NASDAQ
     Apple Computer, Inc.                                       AAPL             4           NASDAQ
     Ciena Corporation                                          CIEN             2           NASDAQ
     Cisco Systems, Inc.                                        CSCO            26           NASDAQ
     Dell Inc.                                                  DELL            19           NASDAQ
     EMC Corporation                                            EMC             16           NYSE
     Extreme Networks, Inc.                                     EXTR             2           NASDAQ
     Foundry Networks, Inc.                                     FDRY             1           NASDAQ
     Gateway, Inc.                                              GTW              2           NYSE
     Hewlett-Packard Company                                    HPQ          22.2225         NYSE
     International Business Machines Corporation                IBM             13           NYSE
     Juniper Networks, Inc.                                    JNPR             2           NASDAQ
     McDATA Corporation                                        MCDTA       0.588910419      NASDAQ
     Network Appliance, Inc.                                   NTAP             2           NASDAQ
     Napster, Inc.                                             ROXI          0.1646         NASDAQ
     Sun Microsystems, Inc.                                    SUNW            25           NASDAQ
     Sycamore Networks, Inc.                                   SCMR             2           NASDAQ
     Symantec Corp.(1)                                         SYMC        1.0039106        NASDAQ
     Unisys Corporation                                         UIS             2           NYSE

         (1) As a result of the merger of Symantec Corp. (NASDAQ: "SYMC") and Veritas Software Corporation (NASDAQ: "VRTS"), a constituent of the Internet Architecture HOLDRS Trust, Symantec Corp. replaced Veritas Software Corporation as an underlying security of the Internet Architecture HOLDRS Trust. For the
0.893 shares of Veritas Software Corporation per 100 share round lot of Internet Architecture HOLDRS, The Bank of New York received 1.0039106 shares of Symantec Corp.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.